Exhibit 35.2

SERVICER COMPLIANCE STATEMENT

In connection with the Annual Report on Form 10-K of Santander Drive Auto Receivables Trust 2015-3 for the fiscal year ended December 31, 2017 (the “Report”), the undersigned, a duly authorized officer of Santander Consumer International Puerto Rico LLC (the “Subservicer”), does hereby certify and represent that:

1.	A review of the activities and performance of the Subservicer under the Sale and Servicing Agreement, dated as of June 24, 2015, among Santander Drive Auto Receivables LLC, Santander Consumer USA Inc., Santander Drive Auto Receivables Trust 2015-3 and Deutsche Bank Trust Company Americas (the “Agreement”) during the period that is the subject of the Report has been made under my supervision.

2.	A review of the activities and performance of the Subservicer under the Servicing Agreement, dated July 15, 2016 (the “Servicing Agreement”), by and between Santander Consumer USA Inc. and Santander Consumer International Puerto Rico LLC, and the related Second Amended and Restated Program Portfolio Schedule (Publicly Registered Transactions), dated as of June 28, 2017 (the Second Amended and Restated Program Portfolio Schedule, together with the Servicing Agreement, the “Subservicing Agreement”), during the period that is the subject of the Report has been made under my supervision.

3.	To the best of my knowledge, based on such review, the Subservicer has fulfilled all of its obligations under the Agreement and the Subservicing Agreement in all material respects throughout the period that is the subject of the Report.

SANTANDER CONSUMER INTERNATIONAL PUERTO RICO LLC

By:	/s/ Jose Ramirez
Name:	Jose Ramirez
Title:	Vice President of Servicing for Santander Consumer International Puerto Rico, LLC
Date:	March 30, 2018